Exhibit 5.1

Resch Polster Alpert & Berger LLP
10390 Santa Monica Boulevard, Fourth Floor
Los Angeles, California 90025
(310) 277-8300

December 30, 2005

House of Taylor Jewelry, Inc.

9200 Sunset Boulevard, Suite 425

West Hollywood, California 90069

Re:

Registration Statement on Form SB-2 (File No. 333-128523)

Gentlemen:

We have acted as counsel to House of Taylor Jewelry, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on or about September 23, 2005 relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of

•

1,773,980 shares of common stock (the “Shares”),

•

1,801,378 shares of common stock issuable upon exercise of outstanding warrants having a strike price of $7.00 per share, and

•

125,000 shares of common stock issuable upon exercise of outstanding warrants having a strike price of $3.50 per share.

The shares of common stock issuable upon exercise of outstanding warrants listed above are hereinafter collectively referred to as the “Warrant Shares.”

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation and bylaws of the Company, as amended, each as currently in effect; (iii) certain resolutions adopted by the Company’s board of directors relating to the issuance of the Shares and Warrant Shares included within the Registration Statement, (iv) the preparation and filing of the Registration Statement and certain related matters; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

336547-1

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that: (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) when issued against payment of the requisite exercise price, the Warrant Shares will be validly issued, fully paid and non-assessable.

We are members of the State Bar of California and a limited liability partnership including professional corporations.  The opinions expressed herein are limited strictly to the extent that they reflect the corporate laws of the State of Nevada (Title 7, Chapter 78, of the Nevada Revised Statutes).  Consequently, we express no opinion as to matters governed by laws of any other jurisdiction or the extent to which the laws of any other jurisdiction might govern.

This opinion is provided to you at your request solely for use in connection with the filing of the Registration Statement and may not be relied upon for any other purpose, nor may it be quoted from or referred to, or copies delivered to any other person, without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Respectfully submitted,

/s/ Resch Polster Alpert & Berger LLP

336547-1